EXHIBIT (M)(46)

                                  SUPPLEMENT TO
                     AMENDED AND RESTATED DISTRIBUTION PLAN
                           FOR IVY FUND CLASS B SHARES

                          Ivy International Growth Fund

         WHEREAS, Ivy Fund is registered as an open-end investment company under the Investment Company Act of 1940 (the "1940 Act") and consists of one or more separate investment portfolios as may be established and designated from time to time (each, a "Portfolio");

         WHEREAS, the Board of Trustees of Ivy Fund has adopted an Amended and Restated Distribution Plan dated March 16, 1999 (the "Plan"), in accordance with the requirements of the 1940 Act, and determined that there is a reasonable likelihood that the Plan will benefit Ivy Fund and its shareholders; and

         WHEREAS, the Board of Trustees of Ivy Fund, pursuant to Section 1 of the Plan, desires to supplement the Plan so that it pertains to the Class B Shares of a new Portfolio of Ivy Fund referred to as Ivy International Growth Fund.

         NOW THEREFORE, the Board of Trustees of Ivy Fund having determined that the Plan shall pertain to the Class B shares of Ivy International Growth Fund hereby adopts this Supplement, to be effective as of the date the Registration Statement pertaining to Ivy International Growth Fund filed with the Securities and Exchange Commission pursuant to Rule 485(a)(1) under the Securities Act of 1933 first becomes effective.

                                    IVY FUND


                                               /s/ JAMES W. BROADFOOT
                                             By:      __________________________
                                                   James W. Broadfoot, President